EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-8 No. 333-107246, dated July 22, 2003; No. 333-102209, dated December 26, 2002; No. 333-010179, dated November 7, 2002; No. 333-65188, dated July 16, 2001; No. 333-60702, dated May 11, 2001; No. 333-49436, dated November 7, 2000; No. 333-88645, dated October 8, 1999; No. 333-79463, dated May 27, 1999; No. 333-79457, dated May 27, 1999; No. 333-74555, dated March 17, 1999; No. 333-56473, dated June 10, 1998; and No. 333-15069, dated October 30, 1996 pertaining to various employee benefit plans of Main Street Banks, Inc. and on Form S-3 No. 333-111505 of our report dated January 16, 2004, with respect to the consolidated financial statements of Main Street Banks, Inc. and subsidiaries included in this Annual Report (Form 10-K/A) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 29, 2004